EXHIBIT 10.1
YEXT, INC.
OUTSIDE DIRECTOR COMPENSATION POLICY
(as amended and restated April 26, 2023)
Yext, Inc. (the “Company”) believes that the granting of equity and cash compensation to the members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2016 Equity Incentive Plan (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments the Outside Director receives under this Policy.
This amendment and restatement of the Policy will be effective as of the date approved by the Board, with such date referred to as the “Effective Date”.
1.Cash Compensation
Annual Cash Retainer
Each Outside Director will be paid an annual cash retainer of $36,000. There are no per-meeting attendance fees for attending Board meetings or meetings of any committee of the Board.
Chair, Committee Membership, and Committee Chair Annual Cash Retainer
Effective as of the Registration Date, each Outside Director who serves as chairman of the Board, chairman of a committee of the Board, or member of a committee of the Board will be eligible to earn additional annual cash retainers as follows:
Chair of the Board:         $20,000
Lead Independent Director:        $18,000
Chair of Audit Committee:        $20,000

Member of Audit Committee
(excluding Committee Chair):    $10,000

Chair of Nominating and
Governance Committee     $7,500

Member of Nominating and Governance
Committee (excluding Committee Chair):    $3,750

Chair of Compensation Committee:    $15,000

Member of Compensation Committee
(excluding Committee Chair):    $7,500
Payment. Each annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any point during the immediately preceding fiscal quarter, and such payment shall be made no later than thirty (30) days following the end of such immediately preceding fiscal quarter. For purposes of clarification, an Outside Director who has served as an Outside Director or a member of an applicable committee (or chairman thereof), as applicable, during only a portion of the relevant Company fiscal quarter will receive a pro-rated payment of the quarterly payment of the applicable annual retainer(s), calculated based on the number of days such Outside Director has served in the relevant capacities. For purposes of clarification, an Outside Director who has served as an Outside Director or as a member of an applicable committee (or chairman thereof), as applicable, from the Effective Date through the end of the fiscal quarter containing the Effective Date (the “Initial Period”) will receive a prorated payment of the quarterly payment of the applicable annual retainer(s), calculated based on the number of days during the Initial Period that such Outside Director has served in the relevant capacities. An Outside Director will be permitted to elect to receive cash compensation under this Policy in the form of an equity Award pursuant to an election form approved by the Board. An election under this paragraph must be made in an open trading window under the Company’s Insider Trading Policy and in accordance with Section 409A (as defined below). Changes in cash compensation as a result of the amended Policy will go into effect for the 2nd quarter of fiscal 2024. To the extent that an Outside Director has received an equity Award under this Policy in lieu of cash compensation, then any additional cash compensation for fiscal 2024 as a result of the amendment of this Policy will be paid in cash.
2.Equity Compensation
Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
(a)    No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards, except pursuant to Section 6 below.
(b)    Initial Awards. Subject to Section 11 of the Plan, each person who first becomes an Outside Director following the Registration Date automatically will be granted an Award with a Value of $350,000 (the “Initial Award”), which grant will be effective on the date on which such person first becomes an Outside Director on or following the Registration Date, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that the number of Shares covered by an Initial Award will be rounded down to the nearest whole Share. For the avoidance of doubt, an Initial Award will not be provided to a Director who was an Inside Director but then ceases to be an Employee and thereby becomes an Outside Director. Subject to Section 14 of the Plan, each Initial Award will vest as to one-third (1/3) of the Shares subject to the Initial Award on the one (1)-year anniversary of the date of grant and as to one-third (1/3) of the shares subject to the Initial Award on each anniversary of the date of grant thereafter, in each case, provided that the Outside Director continues to serve as a Service Provider through the applicable vesting date. The Initial Award will be either Restricted Stock Units or Restricted Stock. Directors will be permitted to defer the settlement of an Initial Award in accordance with an election form approved by the Board in accordance with Section 409A.
(c)    Annual Awards. Subject to Section 11 of the Plan, each Outside Director automatically will be granted an Award (an “Annual Award”) with a Value of $175,000, provided that the number of Shares covered by each Annual Award will be rounded down to the nearest whole Share, which grant will be effective on the date of each annual meeting of stockholders (each, an “Annual Meeting”), beginning with the first Annual Meeting following the Registration Date, if, as of such Annual Meeting date, he or she will have served on the Board as a Director for at least the preceding six (6) months; provided that any Outside Director who is not continuing as a Director following the applicable Annual Meeting will not receive an Annual Award with respect to such Annual Meeting. Subject to Section 14 of the Plan, each Annual Award will vest as to 100% of the Shares subject thereto upon the one (1) year anniversary of the grant date, provided that the Outside Director continues to serve as a Service Provider through the vesting date. The Annual Award will be either Restricted Stock Units or Restricted Stock. Directors will be permitted to defer the settlement of an Annual Award in accordance with an election form approved by the Board in accordance with Section 409A. For 2017, the Annual Award will be granted at the regularly scheduled June meeting of the Board.

(d)    Value. For purposes of this Policy, “Value” means a three-month recency-biased average determined as follows: (i) the mean closing price of a Share for the three prior fully completed calendar months is calculated, excluding the highest and lowest closing Share prices from the equation; (ii) a Share price is then calculated by using a weighted mean of the prior three month prices calculated in clause (i) above; (iii) the weightings applied to the prior months’ prices are: (x) 50% for the most recently ended month; (y) 30% for the next ended month; and (z) 20% for the earliest ended month; and (iv) this recency-weighted price is the Value of a Share. The Board may determine prior to the grant of an Award such other methodology to determine the Value in its discretion.
(e)    Terms Applicable to all Awards Granted Under this Policy. The vesting of such Awards will accelerate and vest upon a Change in Control in accordance with Section 14(d) of the Plan.
3.Travel Expenses
Each Outside Director’s reasonable, customary and properly documented travel expenses to attend Board meetings will be reimbursed by the Company.
4.Additional Provisions
    All provisions of the Plan and form of award agreement approved for use under the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.
5.Section 409A
In no event will cash compensation or, or to the extent taxable to the Outside Director, travel reimbursement payments, under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply.
6.Revisions
The Board in its discretion may at any time change and otherwise revise the terms of the cash compensation granted under this Policy, including, without limitation, the amount of cash and timing of unearned compensation to be paid on or after the date the Board determines to make any such change or revision. The Board in its discretion may at any time change and otherwise revise the terms of Awards granted under this Policy, including, without limitation, the number of Shares subject thereto, for Awards of the same or different type granted on or after the date the Board determines to make any such change or revision. If, on the date of an Award grant under this Policy, an equity incentive plan other than the Plan is the primary equity incentive plan used by the Company, all references to the Plan in this Policy shall, with respect to such Award, be deemed to refer to the Company’s primary equity incentive plan in use at the time of such Award grant, including that references to Section 11 of the Plan shall be deemed to refer to the section(s) of such primary equity incentive plan relating to the per person limits on the number or value of Shares that an Outside Director may receive under such plan during the period specified therein, and references to Section 14 of the Plan shall be deemed to refer to the section(s) of such primary equity incentive plan relating to adjustments to the Shares, dissolution or liquidation or the Company, and/or merger or Change in Control (or similar transactions) of the Company. The Board in its discretion may at any time suspend or terminate the Policy.

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